EXHIBIT 2
                                MERGER AGREEMENT

                           DATED AS OF MARCH 16, 1998

                                  BY AND AMONG

                      INNOVATIVE VALVE TECHNOLOGIES, INC.,

                            IPSCO ACQUISITION, INC.,

                     THE STOCKHOLDERS OF IPS HOLDING, LTD.,

                                EDWARD H. WACHS,
                           ESTATE OF KURT HOFSTETTER,
                                 HERBERT PORTER,
                                KENNETH MORENCY,
                 THE RESTATED EDWARD H. WACHS, III FAMILY TRUST,
                       THE DANA HOFSTETTER REVOCABLE TRUST
                                       AND
                      THE MAX A. HOFSTETTER REVOCABLE TRUST

                                       AND

                                IPS HOLDING, LTD.

                              AND ITS SUBSIDIARIES,

                     INTERNATIONAL PIPING SERVICES COMPANY,
                              IPSCO (U.K.) LIMITED,
                           MID-AMERICA ENERGIES, CORP.
                                       AND
                               IPSCO-FLORIDA, INC.
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                                MERGER AGREEMENT

        THIS MERGER AGREEMENT (the "Agreement") is entered into as of the 16th day of March, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), IPSCO ACQUISITION, INC., a Delaware corporation ("Invatec Sub"), EDWARD H. WACHS, an individual whose address is 1800 Shore Dr., Lake Bluff, Illinois 60044 ("Mr. Wachs"), ESTATE OF KURT HOFSTETTER, whose address is Segantnistr.80, 8049 Zurich ("Mr. Hofstetter"), HERBERT PORTER an individual whose address is 253 Middaugh Clarendon Hills, Illinois 60514 ("Mr. Porter "), KENNETH MORENCY, an individual whose address is 435 Oriole, Elmhurst, Illinois 60126 ("Mr. Morency"), THE RESTATED EDWARD H. WACHS, III FAMILY TRUST, a trust organized under the laws of Illinois whose address is 100 Shepard, Wheeling, Illinois 60090 (the "Wachs Family Trust"), THE DANA HOFSTETTER REVOCABLE TRUST, a trust organized under the laws of Illinois, whose address is 1 South 85 Spring Rd., Oakbrook Terrace, Illinois 60181, (the "Dana Hofstetter Trust"), THE MAX A. HOFSTETTER REVOCABLE TRUST, a trust organized under the laws of Illinois whose address is 1 South 85 Spring Rd., Oakbrook Terrace, Illinois 60181 (the "Max Hofstetter Trust") (Messrs. Wachs, Hofstetter, Morency and Porter, the Wachs Family Trust, the Dana Hofstetter Trust and the Max Hofstetter Trust being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), and IPS HOLDING, LTD., a Delaware corporation whose address 2424 Wisconsin Avenue, Downers Grove, Illinois 60515 (the "Company") and its direct and indirect subsidiaries, INTERNATIONAL PIPING SERVICES COMPANY, IPSCO (U.K.) LIMITED, MID-AMERICA ENERGIES, CORP. and IPSCO-FLORIDA, INC. (collectively the "Subsidiaries"). Invatec, Invatec Sub, the Stockholders, the Company and the Subsidiaries are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party." Invatec, Invatec Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                              PRELIMINARY STATEMENT

        WHEREAS, the Stockholders are the legal and beneficial owners and holders of Twenty-One Thousand Forty-Five (21,045) shares of Common Stock, $1.00 par value per share, of the Company (collectively the "Company Capital Stock"), the Company Capital Stock constituting all of the authorized and issued and outstanding capital stock of the Company; and

        WHEREAS, the Parties have determined that it is in their best interests to effect a merger pursuant to which the Company will merge with and into Invatec Sub on the terms set forth herein (such merger being the "Acquisition"); and

        WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

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               NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

               PARAGRAPH 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH
1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

               "ACQUIRED BUSINESS" means the business conducted by the Company and its Subsidiaries. For purposes of ARTICLE VIII of the Uniform Provisions, the term "Acquired Business" shall include any business conducted by the Company and its Subsidiaries during the twelve (12) months preceding the Closing Date.

               "ACQUISITION CONSIDERATION" has the meaning specified in SUBPARAGRAPH 2(A)(iv).

               "CEILING AMOUNT" means $24,982,154.00

               "CLOSING" has the meaning specified in PARAGRAPH 3.

               "CLOSING DATE"has the meaning specified in PARAGRAPH 3.

               "COMPANY" has the meaning specified in the preamble of this Agreement.

               "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Chuhak & Tecson, P.C. of Chicago, Illinois.

               "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

               "CURRENT BALANCE SHEET" means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997.

               "CURRENT BALANCE SHEET DATE" means December 31, 1997.

               "DGCL" means the Delaware General Corporation Law.

               "DEBT TO STOCKHOLDERS" the aggregate of $818,368.00 owed by the Company and its Subsidiaries to one or more of its Stockholders as reflected in the Current Balance Sheet and further described on SCHEDULE I.

               "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to Invatec prior to the execution and delivery of this

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        Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

               "EFFECTIVE TIME" means the Effective Time of the Merger, as such term is defined in PARAGRAPH 2(A)(ii).

               "EMPLOYEE BONUSES" mean the bonuses to be paid to certain Key Employees of the Company and its Subsidiaries set forth on SCHEDULE I.

               "EMPLOYMENT AGREEMENTS" means the Employment Agreements to be entered into as of the Closing Date between (a) Invatec and Herbert Porter ("Porter") and (b) Invatec and Ken Morency ("Morency"), in the forms thereof attached hereto as EXHIBIT A-1 and EXHIBIT A-2, respectively.

               "EXPIRATION DATE" means May 31, 1998.

               "INITIAL FINANCIAL STATEMENTS" means the consolidated balance sheets of the Company as of and for its fiscal years ended March 31, 1997 and 1996, and the related consolidated statements of operations and retained earnings for the Company's fiscal years then ended, in the case of each U.S. statement reviewed by Cray Kaiser, Ltd. and in the case of each component United Kingdom statement audited by Wilson & Sharpe for the fiscal year ended March 31, 1997, and by R. N. Store & Co. for the fiscal year ended March 31, 1996, and the internally prepared consolidated balance sheets of the Company as of the nine-month period ended December 31, 1997, and the related internally prepared consolidated statements of operations and retained earnings for the Company's nine month period then ended. The Initial Financial Statements are attached hereto as EXHIBIT B.

               "INVATEC COMMON STOCK" means the Common Stock, $0.001 par value, of Invatec.

               "INVATEC SUB" has the meaning set forth in the preamble of this Agreement.

               "KEY EMPLOYEES" means the persons designated as Key Employees on
        SCHEDULE I hereto.

               "MERGER" means a transaction as a result of which the Acquisition is effected and in which the Company is merged with and into Invatec Sub.

               "MINORITY INTEREST PURCHASE AGREEMENTS" shall mean the Stock Acquisition Agreements entered into between each of the Subsidiary Minority Stockholders and Invatec substantially in the form of EXHIBIT C providing for the purchase at the Closing of all of the Subsidiary Minority Interests, in consideration of the delivery to such Subsidiary Minority Stockholder by Invatec of cash and shares of Invatec Common Stock, as set forth in SCHEDULE I.

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
               "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company and each Subsidiary, consistent with past customs and practice (including with respect to quantity and frequency).

               "PRO RATA SHARE" of a Stockholder means with respect to each Stockholder that percentage of all of the issued and outstanding Company Capital Stock owned by such Stockholder at the Closing Date.

               "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into as of the Closing Date among Invatec, the Stockholders and Subsidiary Minority Stockholders, in the form thereof attached hereto as EXHIBIT D.

               "RESPONSIBLE OFFICER" means either Mr. Porter or Mr. Morency, for the Company, and either John L. King or Charles F. Schugart, for Invatec.

               "SUBSIDIARY MINORITY STOCKHOLDERS" shall mean the persons listed on SCHEDULE I hereto as Subsidiary Minority Stockholders, who collectively constitute the owners of all capital stock or other equity or ownership interests in any of the Subsidiaries, other than the majority interest in the capital stock of each of the Subsidiaries owned by the Company (as set forth in the Disclosure Statement).

               "SUBSIDIARY MINORITY INTEREST" means any direct or indirect ownership of capital stock or other equity or other interest in any of the Subsidiaries not owned directly by the Company or any of its Subsidiaries.

               "SURVIVING COMPANY" means Invatec Sub, which is to be designated in the Certificate of Merger as the Surviving Company.

               "THRESHOLD AMOUNT" means one and one-half percent (1.5%) of the Ceiling Amount.

               "UNIFORM PROVISIONS" means the Uniform Provisions for Stock Acquisitions By Forward Subsidiary Merger attached hereto as ANNEX 1.

               PARAGRAPH 2. THE ACQUISITION. (A) THE MERGER. (i) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company and Invatec will cause the Certificate of Merger in the form attached as EXHIBIT E to be duly executed and delivered by Invatec Sub and filed with the Secretary of State of Delaware on or prior to the Closing Date.

               (ii) THE EFFECTIVE TIME. The Effective Time will be upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, unless specified to the contrary in the Certificate of Merger, and in any event, on or as promptly as practicable at or after the Closing Date.

               (iii) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (1) the Company will be merged with and into Invatec Sub in accordance with the provisions of the DGCL, (2) the Company will cease to exist as a separate legal entity, (3) Invatec Sub will be the Surviving Company and, as such, will, all with the effect provided by the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company and Invatec Sub and (b) be governed by the laws of the State of Delaware, (4) the Charter Documents of Invatec Sub then in effect will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Certificate of Incorporation) or (b) in accordance with their terms (in the case of By-laws)), the Charter Documents of the Surviving Company, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Company to "IPSCO Holding, Inc.,"
(5) the initial member of the Board of Directors of the Surviving Company will be William E. Haynes, subject to the provisions of the applicable laws of the State of Delaware and the Charter Documents of the Surviving Company, and (6) the initial officers of the Surviving Company will be as set forth below, and each of those persons will serve in each office specified for that person below, subject to the provisions of the Charter Documents of the Surviving Company, until that person's successor is duly elected to, and, if necessary, qualified for, that office:


    OFFICE:                                    NAME:
---------------------                      -----------------
Chairman of the Board..................... William E. Haynes
Chief Executive Officer................... Herbert Porter
President................................. Kenneth Morency
Chief Financial Officer, Senior
Vice President, Treasurer and Secretary... Charles F. Schugart
Vice President & Assistant Secretary...... Douglas R. Harrington, Jr.
Vice President & Assistant Secretary...... Frank L. Lombard
Vice President & Assistant Secretary...... John L. King

               (iv) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

               (1) all of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, on surrender of the certificates evidencing those shares, the following, subject to reduction as set forth below in this PARAGRAPH (iv) (the "Acquisition Consideration"):

               (a) Cash or other immediately available funds in the aggregate amount of Seven Million Seven Hundred and Seventy-Six Thousand Six Hundred and Thirty Two and 00/100 Dollars ($7,776,632); and

               (b) Eight Hundred and Seven Thousand Eight Hundred and Twenty Eight (807,828) shares of Invatec Common Stock;

        and as further described on SCHEDULE I whereupon all such shares of Company Capital Stock shall cease to be outstanding and to exist, and shall be canceled and retired; PROVIDED HOWEVER, that the payments of cash or deliveries of Invatec Common Stock to be made by Invatec to the Subsidiary Minority Stockholders under the Minority Interest Purchase Agreements (collectively the "Minority Interest Payments") and with respect to the Employee Bonuses shall be made at the Closing by the Company by delivery by Invatec to the Company of sufficient cash (net of any amounts required under the Code to be withheld for tax purposes), and the Acquisition Consideration otherwise payable or deliverable to the Stockholders shall be reduced by such Employee Bonuses and Minority Interest Payments;

               (2) each share of the Company's capital stock held in the treasury of the Company shall cease to be outstanding and to exist and shall be canceled and retired; and

               (3) each share of common stock of Invatec Sub issued and outstanding immediately prior to the Effective Time will remain one share of common stock of the Surviving Company and such shares of common stock of the Surviving Company will constitute all the issued and outstanding common stock of the Surviving Company.

Each Stockholder of the Company immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive such Stockholder's Pro Rata Share of the Acquisition Consideration payable or deliverable to the Stockholders.

               (v) DELIVERY, EXCHANGE AND PAYMENT. On the Closing Date, the Stockholders, as holders of certificates representing all of the outstanding shares of Company Capital Stock, will receive, on surrender of those certificates (duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Stockholder, and with all necessary transfer tax and other revenue stamps, acquired at that Stockholder's expense, affixed and canceled) to Invatec, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, subject to the provisions of PARAGRAPH 3(C), the Acquisition Consideration. Until any certificate representing Company Capital Stock has been surrendered pursuant to this SUBPARAGRAPH 2(A)(v), that certificate will, for all purposes, be deemed to evidence only the right to receive the Pro Rata Share of the Acquisition Consideration evidenced thereby. Each Stockholder shall promptly cure any deficiencies in the endorsement of the certificates or other documents of conveyance or surrender respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock surrendered by that Stockholder.

        (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. The Stockholders and Subsidiary Minority Stockholders shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer, surrender or cancellation of the Company Capital Stock or the Subsidiary Minority Interests, or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec, the Surviving Company, the Company nor any Subsidiary shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any

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kind, of the Stockholders, Key Employees or Subsidiary Minority Stockholders.
Invatec, on the one hand, and the Stockholders and Subsidiary Minority Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition.

               PARAGRAPH 3. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing shall be at 10:00 a.m. at the offices of Counsel for Invatec located at Nine Greenway Plaza, Suite 3100, Houston, Texas 77046 at such date designated by written notice from Invatec or Counsel for Invatec to the Company (the "Closing Date"), which date shall be not later than the third business day after such date as the waiting period set forth under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Premerger Act") with respect to the filing made by Invatec and the Company shall have expired within the meaning of Section 8.0310 of the Premerger Act.

        (B) STOCKHOLDERS' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties hereto, other than Invatec Sub or
Invatec:

               (i) All of the stock certificates evidencing the Company Capital Stock or Subsidiary Minority Interests, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

               (ii)   The Certificate of Merger;

               (iii) An Investor Representation Letter in the form attached hereto as EXHIBIT F from each Stockholder and Subsidiary Minority Stockholder receiving Invatec Common Stock as contemplated herein;

               (iv)   The Employment Agreements;

               (v)    The Registration Rights Agreements;

               (vi)   The Minority Interest Purchase Agreements;

               (vii) Resignations of all directors and officers of the Company and its Subsidiaries (other than IPSCO (U.K.) Limited), effective as of the Closing Date;

               (viii) Payment of the Debt to Stockholders;

               (ix) Opinions of counsel issued by Counsel for the Company and the Stockholders, in the forms attached hereto as EXHIBIT G-1 and G-2;

               (x) No Withholding Certificates duly executed by the Stockholders and Subsidiary Minority Stockholders in the form attached hereto as EXHIBIT H (other than for the Estate of Kurt Hofstetter, a foreign estate for which no withholding of tax is required);

               (xi) Certificate of the Secretary or Assistant Secretary of the Company, certifying as to copies of the Certificate of Incorporation and Bylaws of the Company, and the resolutions of the Board of Directors of the Company and the Stockholders, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein; and

               (xii) Certificate of the Secretary or Assistant Secretary of each Subsidiary certifying as to copies of the Certificate of Incorporation and Bylaws of such Subsidiary, and the resolutions of the Board of Directors of such Subsidiary in form and content acceptable to Invatec, authorizing the transactions contemplated herein;

               (xiii) A Termination Agreement terminating any existing shareholder, voting or similar agreement between or among the Stockholders and/or the Company, or any of them, relating to the Company Capital Stock or the capital stock of any Subsidiary, and waiving the rights of the parties thereunder, in form and content reasonably acceptable to Invatec.

        (C) INVATEC'S OBLIGATIONS. At the Closing (or in the case of stock certificates for the Invatec Common Stock, within ten business days after the Closing), Invatec will deliver or cause to be delivered to the Stockholders Subsidiary Minority Stockholders or Key Employees, as appropriate, the following, all of which shall be duly executed by Invatec and Invatec Sub, as required:

               (i) The $7,776,632 in cash or immediately available funds consisting of the cash portion of the Acquisition Consideration payable to the Stockholders hereunder, the Subsidiary Minority Stockholders under the Minority Interest Purchase Agreements and the Employee Bonuses payable to the Key Employees;

               (ii) Certificates representing an aggregate of Eight Hundred and Seven Thousand Eight Hundred and Twenty Eight (807,828) shares of Invatec Common Stock;

               (iii)  The Minority Interest Purchase Agreements;

               (iv) Cash or immediately available funds in the aggregate amount of the Debt to Stockholders, paid or payable to the respective Stockholders owed such debt;

               (v)    The Certificate of Merger;

               (vi)   The Registration Rights Agreements;

               (vii)  The Employment Agreements;

               (viii) An opinion of counsel issued by Counsel for Invatec, in the form attached hereto as EXHIBIT I;

               (ix) A Certificate of the Secretary or Assistant Secretary of Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the members of the Executive Committee of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein; and

               (x) Certificate of the Secretary or Assistant Secretary of Invatec Sub certifying as to copies of the Certificate of Incorporation and By-laws of Invatec Sub attached thereto, and the resolutions of the sole director and sole stockholder of Invatec Sub, in form and content reasonably acceptable to Counsel for SECTION 9.01 and the Stockholders, authorizing the transactions contemplated herein.

        (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of effecting the Acquisition.

               PARAGRAPH 4. INCORPORATION OF PROVISIONS. (A) The Uniform Provisions and Addendum 368 (a)(2)(D) attached hereto hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

        (B) For purposes of all representations and warranties in the Uniform Provisions "knowledge of the Company" or "knowledge of a Subsidiary" shall mean only matters of which any of the executive officers and directors of the Company or the Subsidiary have knowledge. In addition, to the extent that a factual disclosure is made in the Disclosure Statement with respect to one or more specified representations or warranties (the "Specified Representations and Warranties") set forth in the Uniform Provisions or this Agreement and the factual disclosure set forth therein is relevant to one or more other representations and warranties in the Uniform Provisions or this Agreement (the "Other Representations and Warranties") such factual disclosure shall not be required to be repeated by the Stockholders or the Company and shall be deemed to have been made with respect to such Other Representations and Warranties to the extent that the facts set forth in the Disclosure Statement with respect to the Specified Representations and Warranties would reasonably alert Invatec as to the potential applicability or relevance of such factual disclosure to the Other Representations and Warranties. In addition, to the extent that the Uniform Provisions provide that the Company, the Stockholders or any of the Subsidiaries has "provided" Invatec with documents or other materials, "provided" shall mean actually provided, or in the case of (i) property or equipment leases, contracts or other related documentation involving aggregate annual payments or other liabilities of less than $20,000 per year or $100,000 over the life of the obligation (collectively "Minor Obligations"), (ii) insurance policies, (iii) Employee Lists including compensation and key consultants and independent contractors, and (iv) Employee Policies and Procedures of the Company or Subsidiaries, have made such documentation available to Invatec for review and Invatec has declined to review such Minor Obligations or declined to require the Company or its Subsidiaries to furnish copies thereof.

        (C) SECTION 2.10 of the Uniform Provisions is hereby amended in its entirety to read as follows:

        Section 2.10. NO BONUS SHARES. Except as set forth in SECTION 2.10 OF THE DISCLOSURE STATEMENT, during the last five years no outstanding shares of Capital Stock of the Company were issued for less than the fair market value thereof at the time of issuance or were issued in exchange for any consideration other than cash.

        (D) PARAGRAPH (d) of SECTION 2.19 of the of Uniform Provisions is hereby amended in its entirety to read as follows:

        (d) The fixed assets of each of the Company and the Company Subsidiaries are affixed only to one or more of the real properties listed in SECTION
        2.19 OF THE DISCLOSURE STATEMENT and, except as set forth in that Section, are reasonably maintained and adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

        (E) PARAGRAPH (b) of SECTION 2.20 of the of Uniform Provisions is hereby amended in its entirety to read as follows:

        (b) Except as set forth in SECTION 2.20 OF THE DISCLOSURE STATEMENT, all the property, plant and equipment of the Company and the Company Subsidiaries used in the operations of the business are in good working order and condition, ordinary wear and tear excepted, and are reasonably adequate for the purposes for which they presently are being used or held for use.

        (F) PARAGRAPH (a) of SECTION 4.02 of the of Uniform Provisions is hereby amended in its entirety to read as follows:

        (a) carry on its businesses and operations (including billing practices) in substantially the same manner as it has heretofore and not introduce any new methods of management, operation or accounting that in the aggregate are Material to the Company;

        (G) SECTION 10.12 of the of Uniform Provisions is hereby amended in its entirety to read as follows:

        Section 10.12. RELEASE. Subject to the limitations set forth in the last sentence in this SECTION 10.12, each Stockholder hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent permitted by applicable law, all past, present and future Invatec Indemnified Parties (including, after the Effective Time, each of the Company and the Company Subsidiaries which is a Subsidiary of Invatec immediately after the Effective Time) (collectively, the "Released Parties") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, "Pre-Acquisition Claims") against the Company and the Company Subsidiaries, if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Effective Time (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Acquisition Matters"), including: (a) claims by a Stockholder with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which a Stockholder is a party; and (c) claims by a Stockholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with such Stockholder's employment with the Company or any Company Subsidiary, the cessation of that employment, such Stockholder's status as an officer, director or stockholder of the Company or otherwise (but excluding any and all claims in respect of (i) accrued and unpaid amounts owing to such Stockholder pursuant to each Employment Agreement disclosed in SECTION 2.27 TO THE DISCLOSURE STATEMENT to which such Stockholder is a party, (ii) accrued and unpaid Cash Compensation owing to such Stockholder in the normal and ordinary course of business and consistent with past practices, (iii) benefits accrued under each Company ERISA Benefit Plan or Other Compensation Plan, the existence of which has been disclosed in SECTION 2.27 TO THE DISCLOSURE STATEMENT,
        (iv) amounts or
        other obligations owing to such Stockholder, directly or indirectly, pursuant to each Related Party Agreement, if any, which is disclosed in
        SECTION 2.12 TO THE DISCLOSURE STATEMENT and to which the Stockholder is a party) and (v) as to Mr. Porter and Mr. Morency, any right to indemnification such person may have under the Charter documents of the Company or any Company Subsidiary, provided that such right to indemnification does not arise, in whole or in part, as a result of facts which, if known immediately subsequent to Closing, would be deemed to be a breach of any representation, warranty, covenant or conditions of this Agreement. Each Stockholder further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Related Party. Each Stockholder (a) acknowledges that he or she fully comprehends and understands all the terms of this
        SECTION 10.12 and their legal effects and (b) expressly represents and warrants that (i) he or she is competent to effect the release made in this SECTION 10.12 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) he or she had the opportunity to consult with an attorney of his or her choice regarding this SECTION 10.12. This SECTION 10.12 shall not affect the rights of the Stockholders under this Agreement or any other Transaction Document;

        (H) A new PARAGRAPH (iii) of SECTION 5.02 of the Uniform Provisions is hereby added to the Uniform Provisions which shall read as set forth below:

        (iii) the average closing sales or bid price for a share of Invatec Common Stock reported on the NASDAQ National Market for the five trading days immediately preceding the date of Closing shall not be less than $15.50;

        (I) A new paragraph (iii) shall be added to SECTION 7.02, which shall read as follows:

               or (iii) any liability with respect to Hot Taps Ltd. a former U.K. subsidiary of the Company, which liability shall not be limited under SECTION 7.06 or subject to the Threshold Amount (provided that the Stockholders shall have no liability with respect to attorneys' fees of Invatec unless and until such time as any liability with respect to such former subsidiary shall exceed the Threshold Amount).

        (J) SECTION 8.01(b)(i) is hereby amended by inserting at the end thereof prior to the comma the phrase "for all Stockholders other than Mr. Morency and Mr. Porter, and two (2) years after the Effective Time for Mr. Morency and Mr. Porter";

        (K) The definition of "Competitive Activities" set forth in SECTION 9.01 shall be revised to add the following sentence at the end of such definition:

        Notwithstanding the foregoing or any other term or provision of the Agreement and solely with respect to Edward H. Wachs and the Related Persons described in this sentence, "Competitive Activities" shall not include (i) the manufacture or distribution by E. H. Wachs Company, of
        (x) the low pressure gas distribution, drilling and tapping equipment, or (y) low pressure repair clamps and pressure vessel components for the marine and oil and gas pipe line industries, together with any future improvements or enhancements thereof, (ii) the robotic nuclear marine positioner and pipeline repair tool business of Ausca Engineering Ltd.,
        (iii) in the event that the Company or any of its Subsidiaries cease marketing the flo-stop equipment or fail or refuse to supply such equipment to E H. Wachs Company, the manufacture or distribution of such flo-stop equipment by E. H. Wachs Company, and (iv) the welding and machining services of the type currently conducted by Wachs Technical Services, and (v) any services rendered by Mr. Wachs as an officer, director, engineer, employee or consultant with respect to any of the activities described in clauses (i)-(iv) of this sentence.

               PARAGRAPH 5. REMOVAL OF COMPANY GUARANTY ON PREMISES LEASED FROM AFFILIATE. Within five business days of closing, the Stockholders shall have caused the Unlimited Continuing Guaranty dated June 2, 1997 in favor of First National Bank of Chicago with respect to the premises commonly known as 2424 Wisconsin Avenue, Downers Grove, Illinois, to be fully released (together with any other guaranty of the Company or any Subsidiaries with respect thereto) .

               PARAGRAPH 6. OFFSET. To the extent permitted by applicable law, and subject to the limits on Damage Claims and on indemnification claims in
SECTION 6.04 and SECTION 7.06 of the Uniform Provisions, all amounts due and owing to a Stockholder under this Agreement shall be subject to offset by Invatec to the extent of any damages incurred as a result of any Stockholder's breach of this Agreement or any document, instrument, or agreement executed by a Stockholder in connection herewith, commencing on the tenth (10th) day after Invatec sends written notice to the Stockholders of the alleged breach, unless Stockholders cure same within such 10-day period. Each Stockholder hereby acknowledges and agrees that but for the right of offset contained in this PARAGRAPH 6, Invatec would not have entered into this Agreement or any of the transactions contemplated herein.

               PARAGRAPH 7. SECURITIES LAWS; RESTRICTIONS ON TRANSFER. The Invatec Common Stock to be issued as part of the Acquisition Consideration or to the Subsidiary Minority Stockholders (the "Invatec Merger Stock") will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Invatec Merger Stock may not be resold or otherwise transferred by any holder thereof without compliance with the registration provisions of the Securities Act (and applicable state securities laws) or applicable exemptions therefrom, except as provided in the Registration Rights Agreement.

               PARAGRAPH 8. MATTERS RE THE SUBSIDIARIES. This Agreement has been executed by each of the Subsidiaries to evidence that the Subsidiaries are jointly and severally confirming and guaranteeing the accuracy of the representations and warranties and indemnities of the Company set forth in this Agreement, subject to the terms, conditions and limitations set forth herein (including, but not limited to, the provisions regarding limitation of the amount of indemnities and expiration of representations and warranties). The Parties understand that the Company does not own all of the capital stock of each of the Subsidiaries as of the date of this Agreement. Notwithstanding, the Company and the Stockholders hereby covenant and agree that on or prior to the Closing they shall cause the Subsidiary Minority Stockholders to enter into the Minority Interest Purchase Agreements with Invatec for acquisition of such capital stock by Invatec at the Closing, and that such Subsidiary Minority Interests shall be acquired by Invatec on the Closing Date (subject only to Invatec's obligation to deliver at the Closing a portion of the Acquisition Consideration) and that compliance with such covenant and agreement is material to Invatec and Invatec Sub and that the obligations of Invatec and Invatec Sub to proceed with the Closing shall be conditioned upon the Company's full compliance with such covenant and agreement to cause the Subsidiary Minority Stockholders to enter into the Minority Interest Purchase Agreements with Invatec.

               PARAGRAPH 9. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents, instruments of agreements executed in connection herewith, such copies shall be deemed originals.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
                                            INVATEC:

                                             INNOVATIVE VALVE TECHNOLOGIES, INC.

                                            By: /s/ John L. King
                                            Name: John L. King
                                            Title: Vice President

                                            INVATEC SUB:

                                            IPSCO ACQUISITION, INC.

                                            By: /s/ John L. King
                                            Name: John L. King
                                            Title: Vice President

                                            STOCKHOLDERS:

                                             /s/ Edward H. Wachs
                                            ------------------------------------
                                                EDWARD H. WACHS

                                            ESTATE OF KURT HOFSTETTER


                                            By:/s/ Dr. Philip Hofstetter
                                            Name: Dr. Philip Hofstetter
                                            Title: Admnistrator

                                            /s/ Herbert Porter
                                            ------------------------------------
                                            HERBERT PORTER

                                            THE RESTATED
                                            EDWARD H. WACHS, III FAMILY TRUST


                                            By:/s/ Edward H. Wachs, III
                                            Name: Edward H. Wachs, III
                                            Title: Trustee

                                            THE MAX A. HOFSTETTER
                                            REVOCABLE TRUST


                                            By:/s/ Max A. Hofstetter
                                            Name: Max A. Hofstetter
                                            Title: Trustee

                                            THE COMPANY:

                                            IPS HOLDING, LTD.

                                            By:/s/ E. H. Wachs
                                            Name: E. H. Wachs
                                            Title: Chairman


                                            SUBSIDIARIES:

                                            INTERNATIONAL PIPING
                                            SERVICES COMPANY


                                            By:/s/ Kenneth R. Morency
                                            Name: Kenneth R. Morency
                                            Title: President


                                            IPSCO-FLORIDA, INC.

                                            By:/s/ Kenneth R. Morency
                                            Name: Kenneth R. Morency
                                            Title: President

                                            IPSCO (U.K.) LIMITED

                                            By:/s/ E. H. Wachs
                                            Name: E. H. Wachs
                                            Title:Chairman

                                            MID-AMERICA ENERGIES, CORP.

                                            By: /s/ Kenneth R. Morency
                                            Name: Kenneth R. Morency
                                            Title: President



               The undersigned, the spouses of Edward H. Wachs, Kurt Hofstetter and Herbert Porter, are fully aware of, understand, and fully consent and agree to the provisions of this Merger Agreement, and its binding effect upon any community or other property interests that either of them may own in the Company Capital Stock (or alternatively, in order to confirm that neither of them has any right, title or interest, legal or beneficial, in the shares of Company Capital Stock standing in the name of Stockholders), and their awareness, understanding, consent and agreement are evidenced by her execution hereof.

                                                NAME:/s/ Constance H. Wachs
                                                SPOUSE OF EDWARD H. WACHS

                                                NAME:/s/ Dr. Philip Hofstetter-
                                                         Administrator
                                                SPOUSE OF KURT HOFSTETTER

                                                NAME:/s/ NELDA PORTER
                                                SPOUSE OF HERBERT PORTER

Schedule I - Capital Stock Ownership of Stockholders and Subsidiary Minority Stockholders; Debt to Stockholders and Consideration Deliverable at Closing to Stockholders, Subsidiary Minority Stockholders and Key Employees

Schedule 3.04 - Capital Stock of Invatec

Schedule 3.05 - Subsidiaries of Invatec


Exhibit A-1    - Porter Employment Agreement
Exhibit A-2    - Morency  Employment Agreement
Exhibit B      - Initial Financial Statements
Exhibit C      - Form of Stock Acquisition Agreement
Exhibit D      - Registration Rights Agreement
Exhibit E      - Certificate of Merger
Exhibit F      - Investor Representation Letter
Exhibit G-1    - Opinion of Counsel for Company and Stockholders
Exhibit G-2    - Opinion of Counsel for Company and Stockholders (U.K.)
Exhibit H      - No Withholding Certificates
Exhibit I      - Opinion of Counsel for Invatec

Addendum 368 (a)(2)(D)-Special Provisions Relating to
                             Section 368(a)(2)(D) Reorganizations

                                   SCHEDULE I

CAPITAL STOCK OWNERSHIP OF STOCKHOLDERS AND SUBSIDIARY MINORITY STOCKHOLDERS; DEBT TO STOCKHOLDERS; AND CONSIDERATION DELIVERABLE AT CLOSING TO STOCKHOLDERS, SUBSIDIARY MINORITY STOCKHOLDERS AND KEY EMPLOYEES

                                                              Addendum (a)(2)(D)

                              INNOVATIVE VALVE TECHNOLOGIES, INC.

                                SPECIAL PROVISIONS RELATING TO
                             SECTION 368(a)(2)(D) REORGANIZATIONS
                                    (STOCK PURCHASE/MERGER)



                 A. DEFINED TERMS. Words and terms used in this Addendum which are defined elsewhere in the Agreement in which this Addendum is incorporated by reference are used herein as defined therein.

                 B. REPRESENTATION AND WARRANTY OF THE COMPANY AND THE STOCKHOLDERS. The Company and each Stockholder jointly and severally represents and warrants to Invatec that the following representations and warranties of the Company and each Stockholder in this Section B will, as of the Effective Time, be true and correct:

               (1) That after taking into account any extraordinary distributions from the Company or any Subsidiaries to such Stockholder, in excess of fifty percent of the aggregate consideration received by such Stockholder in connection with the Merger will consist of shares of Invatec Common Stock.

               (2) Neither the Company nor any Stockholder has within the two-year period ending on the Effective Date adopted any plan of liquidation respecting the Company (whether or not that plan of liquidation was revoked).

               (3) In the Merger, Invatec Sub will acquire "substantially all of the properties" of the Company within the meaning of
                      Section 368(a)(2)(D) of the Code (that is, in the Merger, Invatec Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Effective Time). For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Effective Time, pursuant to this Agreement or otherwise as part of the plan of the Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.

               (4) At the Effective Time, the sum of the adjusted basis of each of the assets of the Company which is transferred to Invatec Sub in the Merger will equal or exceed the sum of
                      (a) the liabilities of the Company assumed by Invatec Sub in the Merger and (b) the liabilities of the Company to which the assets of the Company are subject at the Effective Time.

For purposes of Section 6.03 of the Uniform Provisions the representation and warranty made in this Section B shall be deemed to be included in Article II.

                 C. REPRESENTATION AND WARRANTY OF INVATEC. Invatec represents and warrants to each Stockholder that all the following representations and warranties of Invatec in this Section C will, as of the Effective Time, be true and correct:

                 (1) At the Effective Time, Invatec will own all the stock of
               Invatec Sub. Invatec Sub will not issue any of its Capital Stock in the Merger.

                 (2) At the Effective Time, Invatec will have no plan or
               intention to lose control, within the meaning of Section 368(c) of the Code, of Invatec Sub after the Merger occurs.

                 (3) At the Effective Time, Invatec will have no plan or
               intention (a) to liquidate Invatec Sub, (b) to merge Invatec Sub with or into another corporation, (c) to sell or otherwise dispose of the stock of Invatec Sub, (d) to cause Invatec Sub to sell or otherwise dispose of any of its assets, except for dispositions in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code, or (e) to reacquire any Invatec Common Stock issued in the Merger.

                 (4) At the Effective Time, Invatec will intend that Invatec Sub will either continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treas. Reg. ss. 1.368-1(d)(2). If the Company is a holding company, then the representation in the preceding sentence shall be true so long as the Merger is intended to readjust continuing interests in property under modified corporate form, within the meaning of Treas. Reg. ss. 1.368-1(d)(2).

                 (5) At the Effective Time, Invatec will not be an investment company, within the meaning of Section 368(a)(2)(F)(iii) of the Code (that is, Invatec will not be either a regulated investment company, a real estate investment trust or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment after applying the conventions set out in such Section 368(a)(2)(F)).

For purposes of Section 6.03, the representations and warranties made in this Section C shall be deemed to be included in Article III.

                                 End of Addendum